                                                                    EXHIBIT 2.03
                              MERGER AGREEMENT


EFFECTIVE DATE:    February 19, 1998

PARTIES:  ATMI, Inc.
          7 Commerce Drive
          Danbury, CT  06810-4169
                                                                      ("Parent")

          Glide Acquisition, Inc.
          7 Commerce Drive
          Danbury, CT  06810-4169
                                                                  ("Subsidiary")

          NOW Technologies, Inc.
          10779 Hampshire Avenue South
          Minneapolis, MN  55438
                                                                         ("NOW")

RECITALS:

     A. NOW is engaged in the business of manufacturing container and dispensing systems for advanced purity chemicals used in the manufacture of microelectronics.

     B. Parent with its subsidiaries is engaged in the business of developing, manufacturing and selling specialty thin film materials and delivery systems, point-of-use environmental equipment and epitaxial processing services for the semiconductor industry.

     C. All of the issued and outstanding capital stock of Subsidiary is owned by Parent.

     D. The respective Boards of Directors of NOW, Parent and Subsidiary have determined that it is in the respective best interests of NOW, Parent and Subsidiary and their respective shareholders to combine their businesses under common management and control. As a result, the parties mutually desire that NOW be merged with Subsidiary with NOW being the surviving corporation upon the terms and subject to the conditions set forth in this Agreement.

     E. The parties desire the merger of NOW with Subsidiary to be a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and for such transaction to be accounted for as a pooling of interests.

AGREEMENT:

     The parties hereto, each intending to be legally bound, agree as follows:

                                 ARTICLE 1.

                                 DEFINITIONS
                                 -----------

As used herein, the following words and terms shall have the meanings set forth below:

"Agreement" shall mean this Merger Agreement (together with all Exhibits and Schedules hereto) as from time to time assigned, supplemented, modified, amended, or restated or as the terms hereby may be waived.

"Ceiling Lower Limit" shall mean the Initial Price plus 15%.

"Ceiling Upper Limit" shall mean the Ceiling Lower Limit plus $2.50.

"Closing" has the meaning set forth in Section 2.4 below.

"Closing Date" shall mean the date on which the Closing occurs.

"Closing Price" shall mean the average of the closing prices of Parent Common Stock for the 20 trading day period ending the third trading day prior to the Closing Date; provided, however, that if the Closing Price exceeds the Ceiling Upper Limit, the Closing Price shall be deemed to be the Ceiling Upper Limit, and if the Closing Price is less than the Floor Lower Limit, the Closing Price shall be deemed to be the Floor Lower Limit.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Competing Transaction" shall mean any of the following (other than the Merger):
(i) any merger, consolidation, share exchange, business combination, or other similar transaction involving NOW, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of NOW in a single transaction or series of transactions not in the ordinary course of business,
(iii) any tender offer or exchange offer for shares of NOW Common Stock, or (iv) any agreement to engage in any of the foregoing.

"DGCL" shall mean the Delaware General Corporation Law.

"Effective Time" shall mean the time that the Merger becomes effective pursuant to Section 2.2 below.

"Environmental Laws" means the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. (S)(S) 9601 et seq.; the Federal
                                                            -- ---
Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. (S)(S) 6901

et seq.; the Clean Water Act, 33 U.S.C. (S)(S) 1321 et seq.; the Clean Air Act,
-- ---                                              -- ---
42 U.S.C. (S)(S) 7401 et seq., and any other federal, state, county, local,
                      -- ---
foreign or other governmental statute, regulation, or ordinance, as now in existence, that relates to or deals with employee safety and human health, pollution, health or the environment including, but not limited to, the use, generation, discharge, transportation, disposal, recordkeeping, notification and reporting of Hazardous Materials (defined in Section 4.16 below).

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Escrow Agent" shall mean State Street Bank and Trust Company or its authorized successors and assigns pursuant to the Escrow Agreement.

"Escrow Agreement" shall mean the escrow agreement attached hereto as Exhibit
                                                                      -------
9.5 which shall be executed and delivered by the parties thereto at the Closing.
---

"Escrow Fund" shall mean the funds being held in escrow from time to time pursuant to the Escrow Agreement.

"Floor Lower Limit" shall mean the Floor Upper Limit less $2.50.

"Floor Upper Limit" shall mean the Initial Price less 15%.

"Governmental Entity" shall mean any federal, state, local or foreign governmental body, agency, official or authority (including courts, administrative agencies, commissions, self-regulatory agencies or authorities or other governmental authority or instrumentality).

"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

"Initial Price" shall mean the average of the closing prices of Parent Common Stock for the 20 trading day period ending 10 trading days after the filing of the Form S-1 with the Securities and Exchange Commission filed or to be filed by Parent on or about the date hereof; provided, however, that notwithstanding the foregoing, the Initial Price shall not be greater than $31.50 nor less than $27.50.

"Knowledge" shall mean knowledge of the executive management of NOW, Parent or Subsidiary, as the case may be, after making reasonable inquiry of the knowledge of officers or senior management employees having responsibility for those operations or transactions to which such representation and warranty relates.
An individual will be deemed to have "knowledge" of a particular fact or other matter if:

     (i)      such individual is actually aware of such fact or other matter; or

     (ii) a reasonably prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of making reasonable inquiry of the knowledge of other officers or employees having general responsibility for those operations or transactions to which such representation and warranty relates.

"Material Adverse Effect" when used with respect to any entity shall mean a material adverse effect on the business, assets, liabilities, financial condition or results of operations of such entity and its subsidiaries, individually or in the aggregate.

"MBCA" shall mean the Minnesota Business Corporation Act.

"Merger" shall mean the merger of NOW and Subsidiary more fully described herein.

"NOW" shall mean NOW Technologies, Inc., a Minnesota corporation.

"NOW Common Stock" shall mean NOW's Common Stock, par value $.01 per share.

"NOW Options" has the meaning set forth in Section 3.6 below.

"NOW Share Price" shall mean $21.9372.

"NOW Shares" shall mean the shares of NOW Common Stock outstanding as of the effective time.

"Parent" shall mean ATMI, Inc., a Delaware corporation.

"Parent Common Stock" shall mean Parent's Common Stock, par value $.01 per share.

"Product Liability Claims" has the meaning set forth in Section 4.12 below.

"SEC" shall mean the Securities and Exchange Commission.

"Shareholders" shall mean all of the shareholders of NOW.

"Shareholders' Meeting" shall mean the meeting of the shareholders of NOW to be called to approve the Merger and this Agreement.

"Subsidiary" shall mean Glide Acquisition, Inc., a Delaware corporation.

"Surviving Corporation" shall mean the corporation that is the surviving corporation in the Merger.


                                 ARTICLE 2.

                                 THE MERGER
                                 ----------

2.1)  The Merger.  Upon the terms and subject to the conditions set forth in
----  ----------
this Agreement, at the Effective Time, Subsidiary shall be merged with and into NOW in accordance with the MBCA and the DGCL, whereupon the separate existence of Subsidiary shall cease, and NOW shall continue as the Surviving Corporation.

2.2)  Articles of Merger; Effective Time.  As soon as practicable after
----  ----------------------------------
satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 below, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the State of Minnesota, and a Certificate of Merger with the Secretary of State of the State of Delaware and making all other filings or recordings required by the MBCA and the DGCL in connection with the Merger and the transactions contemplated by this Agreement. The Merger shall become effective
(a) at the later of such time as the Articles of Merger are duly filed with the Secretary of State of the State of Minnesota or the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or (b) at such later time as may be agreed by the parties in writing and specified in the Articles of Merger or the Certificate of Merger.

2.3)  Effect of Merger.  From and after the Effective Time, the Surviving
----  ----------------
Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of NOW and Subsidiary, all as provided under the MBCA and the DGCL.

2.4)  Closing.  The closing of the Merger will take place at 10:00 a.m. on a
----  -------
date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article 7 at the offices of Shipman & Goodwin LLP in Hartford, Connecticut, unless another date, time or place is agreed to in writing by the parties (the "Closing").

2.5)  Articles of Incorporation; By-laws.
----  ----------------------------------

     (a) The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of NOW, as amended in connection with the Merger to read in their entirety (other than with respect to the name of the corporation) as the certificate of incorporation of Subsidiary in effect immediately prior to the Effective Time, with such changes as Parent may determine are necessary or proper to comply with Minnesota law, until thereafter amended as provided by law.

     (b) The by-laws of the Surviving Corporation shall be the by-laws of NOW, as amended in connection with the Merger to read in their entirety (other than with respect to the name of the corporation) as the by-laws of Subsidiary in effect immediately prior to the Effective Time, with such changes as Parent may determine are necessary or proper to comply with Minnesota law, until thereafter amended as provided by law.

2.6)  Directors and Officers.  The directors of Subsidiary immediately prior to
----  ----------------------
the Effective Time and Terry Nagel shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation, and the officers of NOW immediately prior to the Effective Time and Daniel P. Sharkey shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.


                                   ARTICLE 3.

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
               --------------------------------------------------

3.1)  Conversion of Shares.  At the Effective Time, by virtue of the Merger and
----  --------------------
without any action on the part of the holder thereof:

     (a) The shares of Subsidiary common stock which shall be outstanding immediately prior to the Effective Time shall be converted into a number of shares of common stock of the Surviving Corporation equal to the number of shares of common stock of Subsidiary then outstanding.

     (b) Each NOW Share outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive that fractional share of Parent Common Stock determined by multiplying one share of Parent Common Stock times the Exchange Ratio.

     (c) All per share prices or amounts referred to in this Agreement shall be appropriately adjusted to reflect the effect of any stock splits, stock dividends, stock combinations or similar transactions.

3.2)  Exchange Ratio.  The Exchange Ratio shall be determined as follows:
----  --------------

     (a) If the Closing Price is less than or equal to the Ceiling Lower Limit and greater than or equal to the Floor Upper Limit, the Exchange Ratio shall be equal to the NOW Share Price divided by the Initial Price.

     (b) If the Closing Price is less than or equal to the Ceiling Upper Limit and greater than the Ceiling Lower Limit, the Exchange Ratio shall be equal to the NOW Share Price plus 15% divided by the Closing Price.

     (c) If the Closing Price is less than the Floor Upper Limit and greater than or equal to the Floor Lower Limit, the Exchange Ratio shall be equal to the NOW Share Price less 15% divided by the Closing Price.

     (d) If the Closing Price is greater than the Ceiling Upper Limit, the Exchange Ratio shall be equal to the NOW Share Price plus 15% divided by the Ceiling Upper Limit.

     (e) If the Closing Price is less than the Floor Lower Limit, the Exchange Ratio shall be equal to the NOW Share Price less 15% divided by the Floor Lower Limit.

     (f) Notwithstanding any other provision of this Section 3.2, in the event that before the Effective Time an announcement is made with respect to a business combination involving the acquisition of Parent or a substantial portion of Parent's assets, the Closing Price shall mean the average of the closing prices of Parent Common Stock for the 20 trading day period ending 10 days prior to the public announcement of the business combination.

3.3)  Stock Options.  At Closing, Parent shall assume all of the options to
----  -------------
purchase NOW Common Stock outstanding as of the Effective Time (the "NOW Options"). Each of the NOW Options shall be converted without any action on the part of the holder thereof into an option to purchase shares of Parent Common Stock as of the Effective Time under Parent's 1997 Stock Plan. The holder of a NOW Option shall be entitled to purchase from Parent up to a number of whole shares of Parent Common Stock equal to the product of (i) the number of shares of NOW Common Stock subject to such NOW Option multiplied by (ii) the Exchange Ratio, at a price per share of Parent Common Stock determined by dividing the exercise price per share of NOW Common Stock provided for in such NOW Option by the Exchange Ratio. The assumption and conversion of the NOW Options as provided herein shall not give the holders of such NOW

Options additional benefits which they did not have immediately prior to the Effective Time or relieve the holders of any obligations or restrictions applicable to their NOW Options or the shares obtainable upon exercise of the NOW Options. Parent shall reserve out of its authorized but unissued shares of Parent Common Stock sufficient shares to provide for the exercise of the NOW Options.

3.4)  Exchange of NOW Shares.
----  ----------------------

     (a) Immediately following the Effective Time, each record holder (a "Shareholder") of any certificate or certificates which, immediately prior to the Effective Time, represented outstanding NOW Shares (the "Certificates") whose NOW Shares were converted into the right to receive shares of Parent Common Stock shall be entitled to surrender his, her or its Certificates to Parent for cancellation in exchange for the shares of Parent Common Stock into which such NOW Shares have been converted, ninety-five percent (95%) of which amount shall be issued to the Shareholder thereof upon the surrender of the Certificates in accordance with this
     Section 3.4, and five percent (5%) of which amount (the "Indemnification Escrow Shares") shall be held by the Escrow Agent pursuant to the Escrow Agreement. If any Shareholder shall fail to surrender his, her or its Certificates promptly following the Effective Time, the Parent shall send to such Shareholder notice of the Merger and instructions for use in effecting the surrender of the Certificates in exchange for the shares of Parent Common Stock into which such NOW Shares have been converted, and the holder of such Certificates shall be entitled to receive in exchange therefor solely the shares of Parent Common Stock into which such NOW Shares have been converted less any applicable stock transfer taxes. No interest shall be paid or accrued for the benefit of holders of the Certificates on the consideration payable upon the surrender of the Certificates. It shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer.

     (b) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the NOW Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for exchange, they shall be canceled and exchanged for the shares of Parent Common Stock into which such NOW Shares have been converted in accordance with the procedures set forth in this Section.

     (c) At or prior to the Effective Time, Parent shall deliver to the Escrow Agent certificates evidencing the Indemnification Escrow Shares to be held in escrow in accordance with the terms of the Escrow Agreement, together with appropriate stock powers executed by each Shareholder, to be held in escrow in accordance with the terms of the Escrow Agreement.

     (d) Notwithstanding the foregoing, any NOW Shares issued and outstanding immediately prior to the Effective Time which are held by Shareholders who have dissented from the Merger and have demanded appraisal rights as provided by the MBCA (the "Dissenting Shareholders") shall not be converted into shares of Parent Common

     Stock in the manner contemplated by Section 3.1(b) above, and the rights of holders of the Dissenting Shareholders shall be governed by the applicable provisions of the MBCA.

3.5)  No Further Rights in NOW Shares.  All shares of Parent Common Stock
----  -------------------------------
received by any Shareholder pursuant to this Agreement shall be deemed to have been delivered and received in full satisfaction of all rights pertaining to such Shareholder's NOW Shares. At the Effective Time, the holders of Certificates representing outstanding NOW Shares shall cease to have any rights with respect to such shares (other than such rights as they may have as dissenting shareholders under the MBCA), and their sole right shall be to receive the shares of Parent Common Stock into which such NOW Shares have been converted. Dissenting Shareholders shall have the rights accorded to them by the MBCA.

3.6)  No Fractional Securities.  No fractional shares of Parent Common Stock
----  ------------------------
shall be issuable by Parent to any Shareholder in connection with the Merger.
In lieu of any such fractional shares, each Shareholder who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall be entitled to receive instead an amount in cash equal to such fractional share multiplied by the Closing Price.

3.7)  Tax and Accounting Treatment.  The parties intend that the Merger will be
----  ----------------------------
treated as a reorganization within the meaning of Section 368 of the Code and a pooling of interests for accounting purposes.


                                 ARTICLE 4.

                   REPRESENTATIONS AND WARRANTIES OF GLIDE
                   ---------------------------------------

NOW makes the following representations and warranties to Parent and Subsidiary with the intention that Parent and Subsidiary may rely upon the same, notwithstanding any investigation by Parent or Subsidiary or on their behalf:

4.1)  Organization; Permits.  NOW is a corporation duly organized, validly
----  ---------------------
existing and in good standing under the laws of the state of Minnesota and has all requisite power and authority, corporate and otherwise, to own its properties and assets and conduct its business as it is now being conducted.
NOW has all business licenses, permits and approvals necessary to conduct its business as presently conducted, except where the failure to have such permit or approval does not have a Material Adverse Effect. NOW conducts its business under the trade names and other assumed names set forth on Exhibit 4.1. The current officers and directors of NOW and each of its subsidiaries are set forth on Exhibit 4.1.

4.2)  Qualification.  NOW is qualified to do business and in good standing as a
----  -------------
foreign corporation in all states in which qualification is required by the nature of its business and in which the failure to so qualify would have a Material Adverse Effect on NOW.

4.3)  Corporate Authority.  NOW has all requisite power and authority to
----  -------------------
execute, perform and carry out the provisions of this Agreement. NOW has taken all requisite corporate action authorizing and empowering NOW to enter into this Agreement and to consummate the Merger.

This Agreement constitutes the legal, valid and binding obligation of NOW enforceable against it in accordance with the terms hereof. NOW is not subject to any charter, mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent or inhibit the consummation of the Merger.

4.4)  Capitalization. The authorized capital stock of NOW consists of 4,000,000
----  --------------
shares of NOW Common Stock, $.01 par value, and 1,000,000 undesignated shares. As of the date of this Agreement, there are outstanding 1,833,000 shares of NOW Common Stock and no other shares of capital stock of NOW. As of the date hereof, all persons having record ownership of shares of the capital stock of NOW or having any right to purchase, acquire or obtain any of the capital stock of NOW are as set forth on Exhibit 4.4. All outstanding shares of NOW Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. As of the date of this Agreement, there are options to acquire 264,000 shares of NOW Common Stock outstanding. Except as set forth in this Section 4.4, there are outstanding (a) no shares of NOW Common Stock or other voting securities of NOW, (b) no securities of NOW convertible into or exchangeable for shares of NOW Common Stock or voting securities of NOW and (c) no options, warrants or other rights to acquire from NOW, and no obligation of NOW to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of NOW. There are no outstanding obligations of NOW to repurchase, redeem or otherwise acquire any NOW Common Stock. To NOW's Knowledge, no officer, director, or Shareholder of NOW would be unable to give the representation that none of the events or circumstances described in Rule 262 of Regulation A under the Securities Act of 1933, as amended (the "Securities Act") have occurred.

4.5)  Subsidiaries, Joint Ventures or Partnerships. Except as set forth on
----  --------------------------------------------
Exhibit 4.5 hereto, NOW does not have any subsidiaries, and NOW is not a shareholder, partner or joint venturer with any other person or legal entity.

4.6)  Financial Statements.
----  --------------------

     (a) Financial Statements.  NOW has furnished Parent a true and complete
         --------------------
     copy of its audited balance sheets and statements of income for its fiscal years ended March 31, 1996 and 1997 and has furnished internally-prepared interim financial statements for the 9-month period ending December 24, 1997 (collectively the "Financial Statements"). The Financial Statements have been prepared in conformance with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods, and fairly present in all material respects the financial condition of NOW as of the represented dates thereof and the results of NOW's operations for the periods covered thereby. For purposes of this Agreement, the Financial Statements shall be deemed to include any notes thereto. Except as set forth in Exhibit 4.6(a), neither NOW nor any subsidiary has, nor at the Effective Time will have, any liabilities or obligations, either absolute, accrued, contingent or otherwise, which individually or in the aggregate are material to the financial condition and business of NOW or any subsidiary and which (i) have not been reflected in the Financial Statements, (ii) have not been described in this Agreement or in any of the

     Exhibits hereto, or (iii) have been incurred since December 24, 1997, other than in the ordinary course of its business consistent with past practice.

     (b) NOW's Books and Records.  NOW's books of account and records (including
         -----------------------
     customer order files, employment records and production and manufacturing records) are complete, true and correct in all material respects.

     (c) No Adverse Changes.  Since December 24, 1997 and through the date
         ------------------
     hereof, there has not occurred or arisen (whether or not in the ordinary course of business) any Material Adverse Effect with respect to NOW, and NOW has not (i) declared any dividend or made any payment or other distribution in respect of any shares of its capital stock, (ii) acquired or disposed of any shares of its capital stock or granted any options, warrants or other rights to acquire or convert any obligation into any shares of its capital stock, (iii) entered into any material transaction with any officer, director, employee or any known relative thereof or any entity in which such person has an interest, except (A) the payment of rent, salaries, wages and expense reimbursement in the ordinary course of business, and (B) termination agreements pursuant to this Agreement, (iv) incurred any material obligation or liability (contingent or otherwise), except for (A) this Agreement and NOW's agreement with BT Alex. Brown Incorporated, (B) normal trade and other obligations incurred in the ordinary course of business consistent with past practice and (C) obligations under contracts, agreements and leases incurred in the ordinary course of business consistent with past practice, the performance of which has not and will not, individually or in the aggregate, have a Material Adverse Effect on NOW, (v) discharged or satisfied any material lien or other encumbrance or paid any material obligation or liability (fixed or contingent), except in the ordinary course of business or as contemplated by this Agreement, (vi) mortgaged, pledged or subjected to any lien or other encumbrance any of its material assets (whether tangible or intangible), (vii) sold, assigned, transferred, conveyed, leased or otherwise disposed of or agreed to sell, lease or otherwise dispose of any of its material assets except for sales of inventory or other assets for fair consideration in the ordinary course of business or as contemplated by this Agreement, (viii) canceled or compromised any material debt or claim, except in the ordinary course of business, (ix) waived or released any material rights, except for waivers or releases made in the ordinary course of business consistent with past practice, (x) made any single capital expenditure in excess of $50,000, or entered into any commitment therefor, or (xi) suffered any material casualty loss or damage, whether or not covered by insurance, or any adverse ruling, judgment or award, whether or not amounts were reserved on NOW's books, which would have a Material Adverse Effect on NOW

4.7)  Tax Reports and Returns.
----  -----------------------

     (a) Except as set forth on Exhibit 4.7(a), (i) all Returns (defined in Subsection 4.7(b) below) in respect of Taxes (defined in Subsection 4.7(b) below) required to be filed with respect to NOW (including any consolidated federal income tax return and any state Tax return that includes NOW or any of its related companies on a consolidated, combined or unitary basis) have been timely filed, none of such Returns contains, or is required to contain, a disclosure statement under section 6661 or 6662 of the Code or any similar provision of state, local or foreign law, and no extension of time within which to file any such Return has been requested, which Return has not since been timely filed; (ii) all Taxes whether or not shown on such Returns have been timely paid and all payments of estimated Taxes required to be made with respect to NOW under section 6655 of the Code or any comparable provision of state, local or foreign law have been made;
     (iii) all such Returns are true, correct and complete in all material respects; (iv) no adjustment relating to any of such Returns has been proposed formally or informally by any Tax authority; (v) there are no outstanding subpoenas or requests for information with respect to any Returns of NOW or the Taxes reflected on such Returns; (vi) there are no pending or to NOW's Knowledge threatened actions or proceedings for the assessment or collection of Taxes against NOW or any corporation that was included in the filing of a Return with NOW on a consolidated, combined or unitary basis; (vii) no consent under section 341(f) of the Code has been filed with respect to NOW; (viii) there are no Tax liens on any assets of NOW except liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings for which adequate reserves have been established; (ix) no acceleration of the vesting schedule for any property that is nonvested within the meaning of the regulations under section 83 of the Code will occur in connection with the transactions contemplated by this Agreement; (x) NOW is not now nor has it at any time been subject to any accumulated earnings tax or personal holding company tax; (xi) NOW owes no amounts pursuant to any written or unwritten Tax sharing agreement or arrangement and will not have any liability after the date hereof in respect of any written or unwritten Tax sharing agreement or arrangement executed or agreed to prior to the date hereof; (xii) all Taxes required to be withheld, collected or deposited by NOW have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Tax authority; (xiii) any adjustment of Taxes of NOW made by the Internal Revenue Service that is required to be reported to any state, local or foreign Tax authority has been so reported and any additional Tax due as a result thereof has been paid in full; (xiv) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which NOW may be subject; (xv) to NOW's Knowledge there are no requests for rulings or information currently outstanding that could affect the Taxes of NOW, or any similar matters pending with respect to any Tax authority; (xvi) no Tax authority has proposed reassessments of any property owned or leased by NOW that could increase the amount of any Tax to which NOW would be subject; (xvii) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect NOW; and (xviii) with respect to each Return that has been examined by the relevant Tax authority, such examination is closed and final without any adjustment having been made to such Return (including adjustments not affecting the amount of Tax due with respect to such Return).

     (b) For purposes of this Agreement, "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use,
                                     ----------
     service,
     real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and "Returns" shall mean any and all returns, reports, and information statements with respect to Taxes required to be filed with the Internal Revenue Service or any other Governmental Entity or Tax authority or agency, whether domestic or foreign including, without limitation. consolidated, combined and unitary tax returns. For the purposes of this Section 4.7, references to NOW shall include former subsidiaries of NOW identified on Exhibit 4.7(b), if any, for the periods during which any such subsidiaries were owned, directly or indirectly, by NOW.

4.8)  Assets.  NOW is the owner of or otherwise has the right to use all assets
----  ------
material to the conduct of its business as now conducted and as reflected on the Financial Statements. NOW holds title to all assets owned by it free and clear of all liens, charges, encumbrances or third party claims or interests of any kind whatsoever, except as disclosed in Exhibit 4.8 hereto. The assets of NOW, including real, personal and mixed, tangible and intangible, necessary or useful to the operation of its business (the "Assets") are in good condition and repair, ordinary wear and tear excepted, and suitable for the uses intended. Except as disclosed in Exhibit 4.8 hereto, (i) the Assets comply with and are operated in conformity with all applicable laws, ordinances, regulations, orders, permits and other requirements relating thereto adopted or currently in effect; (ii) the leases and other agreements or instruments under which NOW holds, leases, subleases or is entitled to the use of any of the Assets are in full force and effect, and all rentals, royalties or other payments payable thereunder have been duly paid or provided for by adequate reserves; and (iii) no default or event of default by NOW exists, and no event which, with notice or lapse of time or both, would constitute a default by NOW, has occurred and is continuing, under the terms or provisions of any such lease, agreement or other instrument or under the terms or provisions of any agreement to which any of such Assets is subject, nor has NOW received notice of any claim of such default.

4.9)  Intellectual Property.
----  ---------------------

     (a) Exhibit 4.9(a) contains an accurate and complete list of: (i) all patents, applications for patents, registrations of trademarks (including service marks) and applications therefor, registrations of copyrights and applications therefor that are owned by NOW and that are part of the business of NOW as presently conducted; (ii) all other intellectual property rights that are owned by NOW and that are material to the conduct of business as presently conducted; (iii) all unexpired licenses relating to such of NOW's intellectual property rights that have been granted to or by NOW and that are material to the conduct of the business of NOW as presently conducted; and (iv) all other agreements relating to intellectual property rights that are material to the conduct of the business of NOW as presently conducted (collectively, items (i)-(iv) are referred to as "Intellectual Property Rights").

     (b) NOW owns and has the right to use, and license others to use, all Intellectual Property Rights that are material to the conduct of the business of NOW as presently conducted, and such ownership and right to use, and license of others to use, are free and clear of, and without liability under, all liens and security interests of third parties. Such ownership and right to use, and license of others to use, are free and clear of, and without liability under, all claims and rights of third parties that, if determined to be legally protectable, could have a Material Adverse Effect.

     (c) NOW has taken reasonable steps sufficient to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, the unpatented know-how, technology, proprietary processes, formulae, and other information that is material to the conduct of the business of NOW as presently conducted (the "Proprietary Information"). Without limiting the generality of the foregoing, NOW has obtained confidentiality and inventions assignment agreements from all of NOW's past and present employees and independent contractors involved in the creation or development of Intellectual Property Rights and Proprietary Information including, without limitation, from all employees and contractors who are inventors, authors, creators or developers of Intellectual Property Rights that are material to the conduct of the business as presently conducted.
     To NOW's Knowledge, Exhibit 4.9(c) lists all nondisclosure agreements to which NOW is a party or by which it is bound.

     (d) Except as set forth on Exhibit 4.9(d) and except for payments made with respect to patents and patent applications, there are no royalties, honoraria, fees or other payments payable by NOW to any person by reason of the ownership, use, license, sale or disposition of any Intellectual Property Right or any Proprietary Information.

     (e) Except as set forth on Exhibit 4.9(e), NOW has not received notice that NOW is infringing in the conduct of the business upon the right or claimed right of any other party with respect to any Intellectual Property Rights or Proprietary Information, nor does NOW have Knowledge of any alleged or claimed infringement by any product or process manufactured, used, sold or under development by or for NOW in the conduct of the business of NOW as presently conducted.

     (f) To NOW's Knowledge, the Intellectual Property Rights and Proprietary Information are free of any unresolved ownership disputes with respect to any third party, and there is no unauthorized use, infringement or misappropriation of any of such Intellectual Property Rights or Proprietary Information by any third party, including any employee or former employee of NOW.

     (g) For purposes of this Section 4.9, "use" with respect to intellectual property rights includes make, reproduce, display or perform (publicly or otherwise), prepare derivative works based on, sell, distribute, disclose and otherwise exploit such intellectual property rights and products incorporating or subject to such intellectual property rights.

4.10)  Agreements, Contracts and Commitments.
-----  -------------------------------------

     (a) Material Contracts.  Exhibit 4.10(a) hereto contains an accurate and
         ------------------
     complete list of all agreements, contracts, leases and commitments written or oral to which NOW is a party or is bound and which involve more than $50,000 singly or $100,000 in the aggregate or which is a (i) consulting agreement not terminable on sixty (60) days or less notice involving the payment of more than $50,000 per annum, (ii) joint venture agreement, (iii) noncompetition or similar agreement that restricts NOW from engaging in a line of business, (iv) agreement with any executive officer or other employee of NOW the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving NOW of the nature contemplated by this Agreement, (v) agreement with respect to any executive officer of NOW or any subsidiary providing any term of employment or compensation guaranty in excess of $50,000 per annum, (vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) (A) any agreement providing for disposition of any line of business, material assets or securities of NOW, (B) any agreement with respect to the acquisition of any line of business, material assets or securities of any other business, or (C) any agreement of merger or consolidation or letter of intent with respect to the foregoing, or (viii) any agreement to indemnify any other party with respect to an adverse environmental condition.

     (b) Union and Employment Contracts and Other Employment Matters.
         -----------------------------------------------------------

          (i) Except as set forth in Exhibit 4.10(b) hereto, NOW is not a party to any collective bargaining agreement or any other written employment agreement, nor is NOW a party to any other contract or understanding (oral or written) that contains any severance pay liabilities or obligations, except for accrued, unused vacation pay or accrued and unused sick leave pay. Exhibit 4.10(b) sets forth a list of the names, employment status, location of employment, and rates of compensation (including salaries, wages, commissions and bonuses) of all employees of NOW. Except as described in Exhibit 4.10(b), NOW has no written or oral contract of employment with any employee of NOW, and NOW is not a party to or subject to any collective bargaining agreement nor has NOW been a party to or subject to any collective bargaining agreement or collective bargaining plan during the last five (5) years. Except as described in Exhibit 4.10(b), NOW is not a party to any pending nor, to NOW's Knowledge, threatened labor dispute affecting the business of NOW. NOW has complied in all material respects with all applicable foreign, federal, state and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including, but not limited to, the provisions thereof relative to wages, hours, collective bargaining, drug testing, personnel policies and practices, payment of Social Security, unemployment and withholding taxes, and equal opportunity employment. NOW is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Except as set forth in
          Exhibit 4.10(b), NOW has not received notice from any employee earning a base salary in excess of $40,000 that such employee is terminating his or her employment with NOW, nor to NOW's Knowledge, does any such employee intend to terminate his or her employment with NOW.

          (ii) Except as set forth in Exhibit 4.10(b) hereto, NOW has no, and on the Closing Date will not have, any obligations to NOW's directors, officers, employees or agents other than obligations arising in the ordinary course of business on account of wages, salaries and commissions for prior services performed or business produced.

     (c) Breach.  Except as disclosed in Exhibit 4.10(c) hereto, NOW has
         ------
     performed all material obligations required to be performed by NOW to date under any material contract, commitment or arrangement of any kind to which NOW is a party or by which NOW is bound, including those listed on Exhibit 4.10(a); and neither NOW nor to NOW's Knowledge, any other party is in default under any material contract, commitment or arrangement of any kind to which NOW is a party or by which NOW is bound, including those listed on
     Exhibit 4.10(a). To NOW's Knowledge, except as disclosed in Exhibit 4.10(c), no event has occurred which after the giving of notice or the lapse of time or otherwise would constitute a default under, or result in a breach of by NOW or any other party, any material contract, commitment, or arrangement to which NOW is a party or by which NOW is bound, including those listed on Exhibit 4.10(a).

     (d) Copies of Contracts; Terms and Binding Effect.  True, complete and
         ---------------------------------------------
     correct copies of all written contracts, commitments, understandings and other documents referred to in the Exhibits have been delivered or made available to Parent; there are no amendments to or modifications of, or agreements of the parties relating to, any such contracts, commitments, and understandings which have not been delivered or made available to Parent; and each such contract, commitment, or understanding, as amended, is valid and binding on the parties to it in accordance with its respective terms.

4.11)  Contracts with Related Parties.  Except as disclosed in Exhibit 4.11
-----  ------------------------------
hereto, there are no material agreements or contracts between NOW and any of its officers, directors or shareholders. Without limiting the generality of the foregoing, as of the date hereof, none of the Shareholders or any other present officer or director of NOW, or any person related to, controlling, controlled by or under common control with any of the foregoing (i) has any material direct or indirect interest in any entity which does business with NOW, (ii) has any direct or indirect interest in any property, asset or right which is used by NOW in the conduct of its business, or (iii) has any contractual relationship with NOW other than such relationships which occur from being an employee, officer, or director of NOW.

4.12)  Product Liability Claims.  Except as set forth on Exhibit 4.12, all
-----  ------------------------
products which NOW has sold have been merchantable, free from material defects in material or workmanship, and suitable for the purpose for which they were sold. Except as set forth in Exhibit 4.12 hereto, NOW has not received any claims based upon an alleged breach of product warranty, strict liability in tort, negligent manufacture of product, or any other allegation of liability arising from NOW's manufacture or sale of its products (hereafter collectively referred to as "Product Liability

Claims"), during the sixty months immediately preceding the date hereof which Product Liability Claim exceeds $25,000. To NOW's Knowledge there are no existing facts or conditions which reasonably would be expected to give rise to any claim exceeding $25,000. All liability from any actual and potential Product Liability Claims, whether or not asserted on or before the Closing, are fully covered, except for the deductible amounts, including all costs of defense and investigation, by NOW's product liability insurance policies.

4.13)  Insurance.  All of the Assets are covered by such fire, casualty, product
-----  ---------
liability, and other insurance policies issued by reputable companies as are customarily obtained to cover comparable properties and assets by businesses in the region in which such Assets are located, in amounts, scope and coverage which are reasonable in light of existing conditions. Exhibit 4.13 sets forth a list of the policies of insurance and fidelity or surety bonds carried by NOW, including, but not limited to, fire, flood, liability, workers' compensation, and officers' life insurance policies. NOW has not failed to give any notice or present any material claim under any insurance policy in due and timely fashion, and all insurance premiums due and payable by NOW in connection with the policies set forth on Exhibit 4.13 prior to the Effective Time have been or will be paid. There are no outstanding written requirements or written recommendations by any insurance company that issued a policy with respect to any of the Assets of NOW by any Board of Fire Underwriters or other body exercising similar functions or by any governmental authority requiring or recommending any repairs or other work to be done on or with respect to any of the Assets of NOW or requiring or recommending any equipment or facilities to be installed on or in connection with any of the Assets. The unemployment insurance ratings and contributions of NOW are also set forth on Exhibit 4.13.

4.14)  Litigation and Related Matters.  Except as set forth on Exhibit 4.14, as
-----  ------------------------------
of the date of this Agreement: (i) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to NOW's Knowledge, threatened against or involving NOW or any of its properties or rights, before any court, arbitrator, or administrative or governmental body;
(ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against NOW; and (iii) NOW is not in violation any term of any judgments, decrees, injunctions or orders outstanding against it. An action suit, proceeding, arbitration or investigation shall be considered "threatened" for purposes of this Section 4.14 if NOW has received written notice or otherwise has Knowledge that such event may be commenced. Except as set forth on Exhibit 4.14, to NOW's Knowledge there are no existing facts or conditions which reasonably would be expected to give rise to any charge, claim, litigation, proceeding, or investigation.

4.15)  Laws and Regulations.  In all material respects, NOW has complied, and is
-----  --------------------
in compliance, with applicable laws, statutes, orders, rules, regulations and requirements promulgated by governmental or other authorities relating to its business, including, without limitation, any relating to wages, hours, hiring, promotion, retirement, working conditions, air, water, solid or liquid waste pollution, nondiscrimination, health, safety, pensions, benefits, the production, processing, advertising or sale of products, trade regulation, antikickback, export licensing, antitrust, antiboycott, warranties, or control of foreign exchange; and NOW has not received any notice of any sort of alleged violation of any such statute, order, rule, regulation or requirement.

4.16)  Environmental Protection.  Exhibit 4.16 completely and accurately sets
-----  ------------------------
forth the following: (a) a list of, to NOW's Knowledge, all above-ground storage tanks or underground storage tanks for Hazardous Materials (as defined below) on real property now or at any time in the past owned, leased or occupied by NOW (such real property referred to in this Section as the "Real Property");
(b) the identity of any Hazardous Materials (as defined below) used, generated, transported or disposed of by NOW now or at any time in the past, together with a brief description and location of each activity using such Hazardous Materials; (c) a summary of the identity of, to NOW's Knowledge, any Hazardous Materials that have been disposed of or found on, above or below any Real Property; and (d) a list of all reports, studies or tests in the possession of NOW or initiated by NOW pertaining to the existence of Hazardous Materials on, above or below any Real Property or any property adjoining or which could reasonably be expected to affect Real Property, or concerning compliance with or liability under the Environmental Laws (as defined below). NOW has heretofore delivered to Parent complete and accurate copies of such reports, studies or tests.

     NOW has obtained, and maintained in full force and effect, all required environmental permits and other governmental approvals and is in compliance with all applicable Environmental Laws (as defined below), except where the failure to so obtain and maintain or to be in compliance would not have a Material Adverse Effect on NOW. NOW has never received a written or oral notice or Claim (as defined below) alleging potential liability under any of the Environmental Laws or alleging a violation of the Environmental Laws and does not have any Knowledge that such a notice or Claim may be issued in the future. NOW does not have any Knowledge of any notices to or Claims against any persons, or reasonable basis therefor, alleging potential liability under any of the Environmental Laws with respect to the Real Property or any adjoining properties or which could reasonably be expected to affect the Real Property. There is no proceeding or investigation pending or, to the Knowledge of NOW, threatened by any Governmental Entity with respect to the Environmental Laws. NOW has no Knowledge of any conditions or circumstances that could reasonably be expected to result in the determination of liability against NOW relating to the Environmental Laws that would have a Material Adverse Effect. No Hazardous Materials have been or are threatened to be discharged, omitted or released into the air, water, soil, or subsurface at or from any Real Property by NOW or, to NOW's Knowledge, by any other person.

     For purposes of this Section 4.16, the following terms shall have the following meanings: (i) "Hazardous Materials" means asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, radioactive materials, explosives, known human carcinogens, petroleum products or other substances or materials listed, identified or designated as toxic or hazardous or as a pollutant or contaminant in, or the use, release or disposal of which is regulated by, the Environmental Laws; (ii) "Environmental Laws" means the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. (S)(S) 9601 et seq.; the
                                                            -- ---
Federal Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C.
(S)(S) 6901 et seq.; the Clean Water Act, 33 U.S.C. (S)(S) 1321 et seq.; the
                                                                -- ---
Clean Air Act, 42 U.S.C. (S)(S) 7401 et seq., and any other federal, state,
                                     -- ---
county, local, foreign or other governmental statute, regulation, or ordinance, as now in existence, that relates to or deals with employee safety and human health, pollution, health or the environment including, but not limited to, the use, generation, discharge, transportation, disposal, recordkeeping, notification and reporting of Hazardous Materials; and (iii) "Claim" means any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, penalties, attorneys' fees and any other expenses incurred, assessed, sustained or alleged by or against NOW.

4.17)  Breaches of Contracts; Required Consents.  Neither the execution and
-----  ----------------------------------------
delivery of this Agreement by NOW, nor compliance by NOW with the terms and provisions of this Agreement will:

     (a) Conflict with or result in a breach of (i) any of the terms, conditions or provisions of the articles of incorporation, by-laws or other governing instruments of NOW, (ii) any judgment, order, decree or ruling to which NOW is a party, (iii) any injunction of any court or governmental authority to which it is subject, or (iv) any agreement, contract or commitment listed in Exhibit 4.10(a) or which is material to NOW; or

     (b) Except as disclosed in Exhibit 4.17(b) hereto, require the affirmative consent or approval of or filing with any third party or Governmental Entity.

4.18)  Brokers.  Except for its financial advisor, BT Alex. Brown & Sons
-----  -------
Incorporated, no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of NOW, and a true and correct copy of the engagement letter or agreement between NOW and BT Alex. Brown Incorporated has been previously provided to Parent.

4.19)  Employee Benefit Plans.
-----  ----------------------

     (a) Exhibit 4.19(a) lists each "employee benefit plan" (within the meaning of section 3(3) of ERISA) that is maintained or otherwise contributed to by NOW for the benefit of its employees (including, without limitation, pension, profit sharing, stock bonus, medical reimbursement, life insurance, disability and severance pay plans) (collectively, "Company Plans") and all other employee benefit plans providing for deferred compensation, bonuses, stock options, employee insurance coverage or any similar compensation or welfare benefit plan (collectively, "Benefit Arrangements" and, together with Company Plans, collectively referred to as "Employee Benefit Programs").

     (b) With respect to each of the Company Plans, NOW has made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof (including all existing amendments thereto that shall become effective at a later date) and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; and (ii) any summary plan description.

     (c) (i) Each of the Employee Benefit Programs has been established and administered in compliance with any applicable provisions of ERISA, the Code, and the terms of all documents relating to such programs; (ii) each Company Plan that is intended to be qualified within the meaning of section 401(a) of the Code has received a favorable determination letter as to its qualification; (iii) as of the date of this Agreement, no "reportable event" (as such term is used in section
     4043 of ERISA) other than an event of a type as to which the Pension Benefit Guaranty Corporation has waived the reporting requirements, "prohibited transaction" (as such term is used in section 4975 of the Code or section 406 of ERISA) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Company Plan; and (iv) there are no pending or, to NOW's Knowledge, threatened, actions, claims or lawsuits which have been asserted or instituted against the Employee Benefit Programs, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Benefit Programs with respect to the operation of such plans (other than routine benefit claims).

     (d) NOW does not maintain or contribute to any "multiemployer plan" (as such term is defined in section 3(37) of ERISA) and has not incurred any material liability that remains unsatisfied with respect to any such plans.

     (e) No Employee Benefit Program (other than one which is an employee pension benefit plan within the meaning of Section 3(2)(A) of ERISA) provides benefits (including, without limitation, death, health or medical benefits, whether or not insured) with respect to current or former employees of NOW beyond their retirement or other termination of service with NOW, other than (a) coverage mandated by applicable law, (b) deferred compensation benefits which have been accrued as liabilities on the books of NOW, (c) benefits the full cost of which is borne by the current or former employees (or their beneficiaries), or (d) benefits which have already been satisfied in full.

4.20)  Indebtedness.
-----  ------------

     (a) Except as set forth on Exhibit 4.20(a), NOW does not have any obligation for money borrowed or under any guarantee nor any agreement or arrangement to borrow money or to enter into any such guarantee, and as of the Effective Time, except as set forth on Exhibit 4.20(a), NOW will not have any obligation for money borrowed nor any agreement or arrangement to borrow money, and NOW will not have any guarantee outstanding nor any agreement or commitment to enter into any such guarantee.

     (b) Except as set forth on Exhibit 4.20(b), NOW has not loaned or advanced any funds to any person. All obligations listed on Exhibit 4.20(b) are current, and, to NOW's Knowledge, no default or event of default by any borrower, and no event which, with notice or lapse of time or both, would constitute a default by any borrower has occurred and is continuing, under the terms or provisions of any agreement or other instrument evidencing or securing such indebtedness.

4.21)  Accounts Receivable.  No amount included in the accounts receivable of
-----  -------------------
NOW in the Financial Statements has been released for an amount less than the value at which it was included or is or will be regarded as unrecoverable in whole or in part except to the extent there shall have been an appropriate bad debt reserve therefor. Such receivables are not, to NOW's Knowledge, subject to any counterclaim, refusal to pay or setoff not reflected in the reserves set forth on the NOW Financial Statements.

4.22)  Hart-Scott-Rodino.  The "total assets" and the "annual net sales" of the
-----  -----------------
"ultimate parent entity" of NOW (as such terms are used within the meaning of Section 7A.(a)(2)(A) of the HSR Act) are shown on Exhibit 4.22.

4.23)  Customers and Suppliers.  Except as set forth in Exhibit 4.23, NOW has
-----  -----------------------
not received any notice or has any Knowledge that any customer from whom NOW received more than $50,000 in gross receipts during the 1997 or 1998 fiscal years (i) has ceased, or will cease, to use the products, goods or services of its business, (ii) has substantially reduced, or will substantially reduce, the use of products, goods or services of its business or (iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of its business. NOW has not received any notice nor has any Knowledge that any supplier from whom NOW purchased more than $50,000 in goods during the 1997 or 1998 fiscal years will not sell raw materials, supplies, merchandise and other goods to NOW at any time after the Effective Time on terms and conditions similar to those used in the current sales to NOW, subject to general and customary price increases and unforeseeable supply or demand changes.

4.24)  Stock Ownership.  Other than through mutual funds or other similar
-----  ---------------
investment vehicles over which no investment discretion is retained, neither NOW nor, to NOW's Knowledge, any Shareholder owns any securities issued by Parent or has any warrants, options or other rights to purchase or otherwise acquire or convert any obligations into securities issued by Parent.

4.25)  Powers of Attorney.  Except as set forth in Exhibit 4.25, no person has
-----  ------------------
any power of attorney to act on behalf of NOW in connection with any of its properties or business affairs other than such powers to so act as normally pertain to the officers of NOW.

4.26)  Tax-Free Reorganization; Pooling.  To its Knowledge, NOW has not taken,
-----  --------------------------------
or failed to take, any action that would jeopardize the treatment of the Merger as a tax-free reorganization for tax purposes or a pooling of interests for accounting purposes.

4.27)  Information in Registration Statement.  None of the information supplied
-----  -------------------------------------
or to be supplied by NOW or any Shareholder for inclusion or incorporation by reference in any registration statement filed in connection with this Agreement will, at the time such registration statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.28)  No Misrepresentations.  Neither this Agreement nor any certificate or
-----  ---------------------
Exhibit or other information by or on behalf of NOW or any Shareholder pursuant to this Agreement contains any untrue statement of a material fact or, when this Agreement and such certificates, Exhibits and other information are taken in their entirety, omits to state a material fact necessary to make the statements contained herein or therein not misleading.

                                 ARTICLE 5.

           REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY
           -------------------------------------------------------

Parent and Subsidiary make the following representations and warranties to NOW with the intention that NOW may rely upon the same.

5.1)  Organization.  Each of Parent and Subsidiary is a corporation duly
----  ------------
organized, validly existing and in good standing under the laws of the state of Delaware and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted and to own all of its properties and assets.

5.2)  Corporate Authority.  Each of Parent and Subsidiary has the corporate
----  -------------------
power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Subsidiary and the consummation by each of Parent and Subsidiary of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and Subsidiary, and this Agreement and each of the transactions contemplated hereby has been approved by Parent as the sole stockholder of Subsidiary. No other corporate proceedings on the part of either Parent or Subsidiary are necessary to approve this Agreement or the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligations of Parent and Subsidiary, enforceable against each in accordance with its terms.

5.3)  Breaches of Contracts; Required Consents.  Except as set forth on Exhibit
----  ----------------------------------------
5.3 and except for applicable requirements of state or foreign laws relating to takeovers, federal and state securities or blue sky laws, filings with the Nasdaq Stock Market, Inc. and filing of an Agreement of Merger under the MBCA and a Certificate of Merger under the DGCL, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Parent or Subsidiary of the transactions contemplated by this Agreement. Except as set forth on Exhibit 5.3, neither the execution and delivery of this Agreement by Parent or Subsidiary, nor the consummation by Parent or Subsidiary of the transactions contemplated hereby, nor compliance by Parent or Subsidiary with any of the provisions hereof, will (i) result in any breach of the certificate of incorporation or by-laws of Parent or Subsidiary,
(ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses (ii) and
(iii) for violations, breaches or defaults that would not have a Material Adverse Effect.

5.4)  SEC Filings.  Parent and any predecessor of Parent have filed all forms,
----  -----------
reports and documents with the SEC required to be filed by them pursuant to the federal securities laws and the rules and regulations of the SEC (together, the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended or the Securities Act, and none of the SEC

Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Document.

5.5)  Capitalization.  The authorized capital stock of Parent consists of
----  --------------
30,000,000 shares of Common Stock, $.01 par value, and 2,000,000 shares of Preferred Stock, $.01 par value. As of the date of this Agreement, there are outstanding 18,166,283 shares of Parent Common Stock and no shares of Preferred Stock of Parent. All outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. As of the date of this Agreement, there are options and warrants to acquire 1,802,711 and 50,000 shares, respectively, of Parent Common Stock outstanding. Except as set forth in this Section 5.5, there are outstanding (a) no shares of Parent Common Stock or other voting securities of Parent, (b) no securities of Parent convertible into or exchangeable for shares of Parent Common Stock or voting securities of Parent and (c) no options, warrants or other rights to acquire from Parent, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent. There are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any Parent Common Stock. To Parent's Knowledge, no officer, director, or Shareholder of Parent would be unable to give the representation that none of the events or circumstances described in Rule 262 of Regulation A under the Securities Act have occurred.

5.6)  Financial Statements.  The audited supplemental consolidated balance
----  --------------------
sheets of Parent and its subsidiaries at December 31, 1995, 1996, and 1997 and the statements of income and changes in stockholders' equity and cash flows for the years ended December 31, 1995, 1996, and 1997 (the "Parent Financial Statements"), fairly present the financial position and results of operations of Parent and its subsidiaries as for the periods then ended and the financial position of Parent and its subsidiaries at the dates thereof in accordance with GAAP applied on a consistent basis with prior periods (a copy of the 1997 Parent Financial Statements are to be delivered within 10 days of the date of this Agreement). Parent has maintained its books of account in accordance with applicable laws, rules and regulations of government authorities and with GAAP applied on a consistent basis with prior periods, and such books of account are and, during the period covered by Parent Financial Statements, were correct and complete in all material respects, fairly and accurately reflect or reflected the income, expenses, assets and liabilities of Parent, including the nature thereof and the transactions giving rise thereto, and provide or provided a fair and accurate basis for the preparation of the Parent Financial Statements.

5.7)  No Undisclosed Liabilities.  Except as set forth in Exhibit 5.7, neither
----  --------------------------
Parent nor any subsidiary has, nor at the Effective Time will have, any liabilities or obligations, either absolute, accrued, contingent or otherwise, which individually or in the aggregate are material to the financial condition and business of Parent or any subsidiary and which (i) have not been reflected in the Parent Financial Statements, (ii) have not been described in this Agreement or in any of the Exhibits hereto, or (iii) have been incurred since September 30, 1997, other than in the ordinary course of its business consistent with past practice.

5.8)  Information in Registration Statement.  None of the information supplied
----  -------------------------------------
or to be supplied by Parent for inclusion or incorporation by reference in any registration statement filed in connection with this Agreement will, at the time such registration statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Any registration statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made therein based on information supplied by NOW or any Shareholder or inclusion in any registration statement.

5.9)  Subsidiary.  Subsidiary was formed solely for the purpose of engaging in
----  ----------
the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Subsidiary does not have and will not have incurred any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

5.10)  Tax-Free Reorganization: Pooling.  To its Knowledge, Parent has not
-----  --------------------------------
taken, or failed to take, any action that would jeopardize the treatment of the Merger as tax-free reorganization for tax purposes or a pooling of interests for accounting purposes.

5.11)  No Misrepresentations.  Neither this Agreement nor any certificate or
-----  ---------------------
Exhibit or other information furnished by or on behalf of Parent pursuant to this Agreement contains any untrue statement of a material fact or, when this Agreement and such certificates, Exhibits and other information are taken in their entirety, omits to state a material fact necessary to make the statements contained herein not misleading.

5.12)  Laws and Regulations.  In all material respects, Parent has complied, and
-----  --------------------
is in compliance, with applicable laws, statutes, orders, rules, regulations and requirements promulgated by governmental or other authorities relating to its business, including, without limitation, any relating to wages, hours, hiring, promotion, retirement, working conditions, air, water, solid or liquid waste pollution, nondiscrimination, health, safety, pensions, benefits, the production, processing, advertising or sale of products, trade regulation, antikickback, export licensing, antitrust, antiboycott, warranties, or control of foreign exchange; and Parent has not received any notice of any sort of alleged violation of any such statute, order, rule, regulation or requirement.

5.13)  Litigation and Related Matters.  Except as set forth in Exhibit 5.13, as
-----  ------------------------------
of the date of this Agreement, (i) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to Parent's Knowledge, threatened against or involving Parent or any of its properties or rights, before any court, arbitrator, or administrative or governmental body;
(ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Parent; and (iii) Parent is not in violation any term of any judgments, decrees, injunctions or orders outstanding against it. An action, suit, proceeding, arbitration or investigation shall be considered "threatened" for purposes of this Section 5.13 if Parent has received written notice or otherwise has Knowledge that such event may be commenced. Except as set forth on Exhibit 5.13, to Parent's Knowledge there are no existing facts or conditions which reasonably would be expected to give rise to any charge, claim, litigation, proceeding, or investigation.


                                 ARTICLE 6.

                            ADDITIONAL AGREEMENTS
                            ---------------------

6.1)  Access to Information.  During the period prior to the Closing, NOW shall
----  ---------------------
give to Parent and its attorneys, accountants or other authorized representatives, full access to all of the property, books, contracts and records of NOW and shall furnish to Parent during such period all such information concerning its business as Parent reasonably may request.

6.2)  Restrictions.  Except as disclosed in Exhibit 6.2 hereto, NOW covenants
----  ------------
that during the period from the date of this Agreement to the Closing (except as Parent otherwise has consented in writing):

     (a) The business of NOW will be conducted only in the usual and ordinary manner.

     (b) No change will be made in NOW's authorized or issued corporate shares or in its capital structure.

     (c) No increase will be made in the compensation payable to or to become payable to any employee of NOW, and no bonus payment will be made by NOW to any such employee, except in each case in the ordinary course of business consistent with past practice.

     (d) NOW will not embark upon any new venture, enter into or amend any material leases or agreements, purchase any material fixed assets or equipment, amend any loan agreements, guarantee any obligation or increase any existing lines of credit.

     (e) NOW will not sell, dispose, transfer, assign or otherwise remove any of its material assets except in the ordinary course of business and consistent with past practice.

     (f) NOW, in all material respects, will timely pay and discharge all bills and monetary obligations and timely and properly perform all of its obligations and commitments under all existing contracts and agreements pertaining to or affecting NOW.

     (g) NOW shall use its reasonable best efforts to preserve the business organization and assets of NOW and to keep available to Parent the services of NOW's present employees, and not to impair relationships with suppliers, customers and others having business relations with NOW.

     (h) NOW will maintain all insurance policies listed on Exhibit 4.13 hereto in effect.

6.3)  Preserve Accuracy of Representations and Warranties.  NOW shall refrain
----  ---------------------------------------------------
from taking any action, other than in the ordinary course of business, except with the prior written consent of

Parent, which would render any representation, warranty or agreement of NOW in this Agreement inaccurate or breached as of the Closing. At all times prior to the Closing, NOW will promptly inform Parent in writing with respect to any matters that arise after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Exhibits. NOW promptly will notify Parent in writing of all lawsuits, claims, proceedings and investigations that may be threatened, brought, asserted or commenced against NOW or NOW's officers or directors.

6.4)  No Solicitation of Transactions.  NOW shall cause its officers, directors,
----  -------------------------------
employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to initiate, solicit or encourage, directly or indirectly (including by way of furnishing non-public information or assistance), or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by them to take any such action, and NOW shall notify Parent of all inquiries or proposals which it receives relating to any of such matters.

6.5)  Public Announcements.  NOW understands that Parent is a public company,
----  --------------------
and that until the transactions contemplated by this Agreement are made public, NOW and the Shareholders and those whom they advise of this transaction (which shall only be on a "need to know basis") may be privy to material inside information; accordingly, NOW understands, and NOW has apprised those of its officers, directors and employees who know of the potential transaction, of the need for confidentiality and the potential consequences of any trading in Parent Common Stock. No public announcements shall be made concerning the negotiations between the parties, this Agreement or the transactions contemplated herein, without the prior mutual consent of NOW and Parent, except as may be required by law or the rules or regulations of The Nasdaq Stock Market. The parties agree that, to the maximum extent feasible, they will advise and confer with each other prior to the issuance of any reports, statements or releases pertaining to this Agreement or the transactions contemplated herein. In addition, the parties agree to respond to all inquiries with respect to the Merger by stating that it is their policy not to comment on such matters.

6.6)  Appropriate Action; Consents; Filings.
----  -------------------------------------

     (a)  NOW, Parent and Subsidiary shall use their respective best efforts to
     (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or required to be taken by any Governmental Entity or otherwise to consummate the Merger as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by NOW, Parent or Subsidiary in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this

     Agreement and the Merger required under any applicable law; provided that NOW and Parent shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the other party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. NOW and Parent shall use reasonable best efforts to furnish to the other party all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the Merger and this Agreement.

     (b) (i) NOW, Parent and Subsidiary shall give any notices to third parties, and use, their reasonable best efforts to obtain any third party consents, (A) necessary to consummate the Merger, (B) disclosed or required to be disclosed in the exhibits to this Agreement or (C) required to prevent a Material Adverse Effect on NOW, Parent or Subsidiary.

          (ii) In the event that NOW, Parent or Subsidiary shall fail to obtain any third party consent described in subsection (b)(i) above, each party, as appropriate, shall use its reasonable best efforts, and shall take any such actions reasonably requested by any other party, to minimize any adverse effect on NOW, Parent or Subsidiary which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

     (c) From the date of this Agreement until the Effective Time, the parties shall each promptly notify each other of any pending or threatened action, proceeding or investigation by any Governmental Entity or any other person
     (i) challenging or seeking damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger.

6.7)  Tax-Free Reorganization: Pooling.  None of NOW, Parent or Subsidiary shall
----  --------------------------------
take any action which would jeopardize the treatment of the Merger as a tax-free reorganization or which would prevent the Merger from being accounted for as a pooling of interests.

6.8)  Preparation of S-4.  Parent shall prepare and file as promptly as
----  ------------------
practicable after the execution of this Agreement with the SEC a registration statement on Form S-4 (the "S-4"). NOW shall furnish all information concerning NOW and the Shareholders as may be reasonably requested in connection with the S-4. Parent shall use its best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger, and NOW shall furnish all information concerning NOW and the Shareholders as may be reasonably requested in connection with any such action.

6.9)  Nasdaq Listing.  Parent will make such filings as are necessary with The
----  --------------
Nasdaq Stock Market regarding the transactions contemplated hereby, including filing a Notification Form for

Listing of Additional Shares with respect to the shares of Parent Common Stock to be issued in the Merger.

6.10)  HSR Act.  In the event that the parties determine that the proposed
-----  -------
transactions are subject to a waiting period under HSR Act, NOW and Parent shall promptly file or cause to be filed on behalf of itself and any other acquired or acquiring persons under the HSR Act, Premerger Notification and Report Forms with respect to the transactions contemplated herein, respond to any requests for additional information and documents and provide the necessary information and make the necessary filings under the HSR Act. The Effective Time shall be reasonably extended as necessary to allow the period specified in the HSR Act and any extensions thereof to expire prior to such date.

6.11)  Shareholder Matters.  NOW shall call a meeting of its Shareholders for
-----  -------------------
the purpose of voting upon matters relating to this Agreement and the Merger to be held as soon as practicable after the date hereof. NOW will, through its Board of Directors, recommend to its Shareholders approval of this Agreement, the Merger and the other transactions contemplated hereby or thereby and will use its reasonable best efforts to cause its Shareholders to approve the Merger.

6.12)  Tax Matters.  Each of the parties agrees to prepare and file any and all
-----  -----------
tax returns, reports and other filings regarding the tax treatment of the Merger in a manner which is consistent in all respects with the intent and expectation set forth herein.


                                 ARTICLE 7.

              CONDITIONS OF CLOSING; ABANDONMENT OF TRANSACTION
              -------------------------------------------------

7.1)  Conditions of Each Party's Obligations to Effect the Merger.  The
----  -----------------------------------------------------------
respective obligations of NOW, Parent and Subsidiary to consummate the Merger are subject to the satisfaction upon or prior to the Closing of the following conditions:

     (a) Shareholder Approval.  This Agreement and the Merger shall have been
         --------------------
     approved by the affirmative vote of the holders of at least 51% of shares of outstanding NOW Common Stock in accordance with the MBCA and the articles of incorporation and by-laws of NOW.

     (b) HSR Approval.  Any waiting period applicable to the consummation of the
         ------------
     merger under the HSR Act shall have expired or been terminated.

     (c) No Injunctions or Restraints.  No temporary restraining order,
         ----------------------------
     preliminary or permanent injunction or other order issued by any Governmental Entity of competent jurisdiction nor other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

     (d) Statutes.  No action shall have been taken, and no statute, rule,
         --------
     regulation or order shall have been enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would (i) make the consummation of the Merger illegal or (ii) render NOW, Parent or Subsidiary unable to consummate the Merger, except for any waiting period provisions.

     (e) Accountant's Letters.  Ernst & Young LLP, independent accountants to
         --------------------
     Parent, shall have rendered its opinion(s), addressed to Parent, in form and substance satisfactory to Parent as to the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16, and Ernst & Young LLP shall have rendered its opinion to Parent to the effect that the Merger has been structured in a manner which is tax-free with respect to Parent and its stockholders and NOW and the Shareholders.

     (f) Form S-4.  The S-4 registering the issuance and delivery of the shares
         --------
     of Parent Common Stock shall have been declared effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the S-4 shall have been issued by the SEC. All other filings necessary under federal and state securities laws to permit the issuance and delivery of the shares of Parent Common Stock in compliance therewith shall have been made, and any authorizations in connection therewith from all applicable securities regulatory authorities shall have been obtained.

     (g) Escrow Agreement.  Parent, NOW and the Shareholders shall have executed
         ----------------
     and delivered to the Escrow Agent the Escrow Agreement.

7.2)  Conditions of Obligations of Parent and Subsidiary.  The respective
----  --------------------------------------------------
obligations of Parent and Subsidiary to consummate the Merger are subject to the satisfaction prior to or upon the Closing of the following conditions, unless waived by Parent.

     (a) Representations and Warranties.  The representations and warranties of
         ------------------------------
     NOW set forth in this Agreement shall be true and correct in all material respects as of the Closing, as though made on and as of such date (provided that those representations or warranties made as of a particular date need only be true and correct as of such date).

     (b) Performance of Obligations of NOW.  NOW shall have performed in all
         ---------------------------------
     material respects all obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing.

     (c) Consents.  The consents, approvals and authorizations described (or
         --------
     required to be described) on Exhibit 4.17(b) hereto shall have been obtained in form and in substance reasonably satisfactory to Parent.

     (d) No Material Adverse Changes.  There shall not have been a material
         ---------------------------
     adverse change in the general affairs, business, business prospects, properties, management, condition (financial or otherwise) or results of operations of NOW, whether or not arising from transactions in the ordinary course of business, and NOW shall not have sustained any material loss or interference with its business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree.

     (e) Affiliate Agreements.  NOW shall have delivered (or cause to be
         --------------------
     delivered) duly executed Affiliate Agreements substantially in the form of
     Exhibit 7.2(e) from each affiliate of NOW.

     (f) Employment Agreements.  NOW shall have delivered (or cause to be
         ---------------------
     delivered) duly executed Employment Agreements substantially in the form of
     Exhibit 7.2(f) from Terry Nagel, Mike Osgar and Josh Waldman.

     (g) Accountant's Letter.  Deloitte & Touche LLP, independent accountants to
         -------------------
     NOW, shall have rendered its opinion, addressed to NOW, but upon which Ernst & Young LLP may rely, in form and substance satisfactory to NOW as to the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16.

     (h) Stock Powers.  NOW shall have delivered (or caused to be delivered)
         ------------
     duly executed stock powers from each Shareholder, with signatures guaranteed, with respect to the Indemnification Escrow Shares substantially in the form of Exhibit 7.2(h).

     (i) Releases.  NOW shall have delivered (or cause to be delivered) duly
         --------
     executed releases substantially in the form on Exhibit 7.2(i) hereto, executed by each director and each officer of NOW, releasing NOW from any and all liabilities and obligations owed by NOW to him or her, including but not limited to those owed to him or her in his or her capacity as a director, officer, shareholder and/or employee of NOW.

     (j) Jennifer Development Lease.  NOW shall have delivered a letter
         --------------------------
     agreement with Jennifer Development in which the current lease of NOW's facilities is effectively amended to allow NOW to store, use and dispose of hazardous materials necessary to the conduct of its business so long as such storage, use and disposal conforms to applicable law. NOW shall use its reasonable best efforts to: (i) obtain from Jennifer Development a release of any liens Jennifer Development may have pursuant to its lease with NOW; (ii) obtain a non-disturbance agreement from mortgagees of Jennifer Development; (iii) obtain Jennifer Development's acknowledgment that the Merger is not an assignment under the terms of its lease; and (iv) obtain Jennifer Development's consent to NOW's sublease of lab facilities.

7.3)  Conditions of Obligations of NOW.  The obligation of NOW to effect the
----  --------------------------------
Merger is subject to the satisfaction prior to or upon the Closing of the following conditions, unless waived by NOW:

     (a) Representations and Warranties.  The representations and warranties of
         ------------------------------
     Parent and Subsidiary set forth in this Agreement shall be true and correct in all material respects as of the Closing, as though made on and as of such date (provided that those representations or warranties made as of a particular date need only be true and correct as of such date).

     (b) Performance of Obligations of Parent and Subsidiary.  Parent and
         ---------------------------------------------------
     Subsidiary shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement prior to or as of the Closing.

     (c) Consents.  The consents, approvals and authorizations described (or
         --------
     required to be described) on Exhibit 5.3 hereto shall have been obtained in form and in substance reasonably satisfactory to NOW.

     (d) Accountant's Letters.  Ernst & Young LLP, independent accountants to
         --------------------
     Parent, shall have rendered its opinion(s), addressed to Parent, in form and substance satisfactory to Parent as to the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16, and Ernst & Young LLP shall have rendered its opinion to Parent to the effect that the Merger has been structured in a manner which is tax-free with respect to Parent and its stockholders and NOW and the Shareholders.

     (e) No Material Adverse Changes.  There shall not have been a material
         ---------------------------
     adverse change in the general affairs, business, business prospects, properties, management, condition (financial or otherwise) or results of operations of Parent, whether or not arising from transactions in the ordinary course of business, and Parent shall not have sustained any material loss or interference with its business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree.


                                 ARTICLE 8.

                      TERMINATION, AMENDMENT AND WAIVER
                      ---------------------------------

8.1)  Termination.  This Agreement may be terminated and the Merger may be
----  -----------
abandoned at any time prior to the Effective Time, notwithstanding any requisite approval of this Agreement and the Merger by the shareholders of NOW only in accordance with the following provisions:

     (a) by mutual written consent of each of NOW, Parent and Subsidiary; or

     (b) by NOW if either (i) the Effective Time shall not have occurred on or before June 30, 1998; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to NOW if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, or (ii) there shall be any law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable; provided that NOW shall have complied with its obligations under Section 6.6 above, or (iii) any of the conditions provided in Section 7.3 have not been satisfied or waived; or

     (c) by Parent if either (i) the Effective Time shall not have occurred on or before June 30, 1998; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to Parent if Parent's or Subsidiary's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the

     Effective Time to occur on or before such date, or (ii) there shall be any law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable; provided that Parent and Subsidiary shall have complied with their obligations under
     Section 6.6 above, or (iii) any of the conditions provided in Section 7.2 have not been satisfied or waived; or

     (d) by Parent, if the Board of Directors of NOW withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do any of the foregoing or the Board of Directors of NOW shall have recommended to the shareholders of NOW any Competing Transaction or resolved to do so; or

     (e) by Parent if more than 10% of the Shareholders shall have dissented to the Merger in accordance with the applicable provisions of the MBCA; or

     (f) by NOW, in the event of a material breach by Parent or Subsidiary of any representation, warranty, covenant or agreement contained herein which has not been cured or is not curable by June 30, 1998; or

     (g) by Parent, in the event of a material breach by NOW of any representation, warranty, covenant or agreement contained herein which has not been cured or is not curable by June 30, 1998.

8.2)  Termination; Termination Payment.  In the event of termination of this
----  --------------------------------
Agreement, this Agreement shall forthwith become void, and there shall be no liability on the part of any of the parties hereto or their respective affiliates, directors, officers, or stockholders, except as provided below and except for those obligations intended to survive termination. In the event that: (i) either Parent or NOW shall terminate this Agreement because of material misrepresentation or a breach of a material covenant by the other party; or (ii) Parent shall terminate this Agreement pursuant to Section 8.1(d); or (iii) the Merger shall not have been approved by the affirmative vote of the holders of at least 51% of the voting securities of NOW; or (iv) the number of Dissenting Shareholders exceeds 10% and NOW enters into a Competing Transaction within one year of the date hereof with any person or entity other than Parent,
(A) in the case of (i) and (ii), the nonterminating party shall be liable to and shall pay to the terminating party by wire transfer the sum of $2,200,000 in full satisfaction of all claims within fifteen (15) business days after the nonterminating party's receipt of written notice of termination, and (B) in the case of (iii) and (iv), NOW shall be liable to and shall pay to the Parent by wire transfer the sum of $2,200,000 in full satisfaction of all claims within fifteen (15) business days after the Shareholders' Meeting, in the case of (iii) and the entering into of such Competing Transaction, in the case of
(iv). It is agreed that the payments due hereunder are the exclusive remedy for termination of this Agreement. Notwithstanding the foregoing, in the event of a breach by NOW of Section 6.4, Parent may pursue any and all remedies available to it at law or in equity. Recovery by Parent of a termination payment under this Section 8.2 shall not bar any such action for breach of Section

6.4, but the amount of any monetary damages awarded to Parent in such action shall be reduced by the termination payment actually received by Parent.

8.3)  Amendment.  This Agreement may be amended by the parties hereto by action
----  ---------
taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement and the Merger by the shareholders of NOW, no amendment may be made which would reduce the timing, certainty or number of the shares of Parent Common Stock. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

8.4)  Waiver.  At any time prior to the Effective Time, any party hereto may (a)
----  ------
extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in any instrument in writing signed by the party or parties to be bound thereby.


                                  ARTICLE 9

                             GENERAL PROVISIONS
                             ------------------

9.1)  Certain Employee Benefit Matters.  Parent confirms to NOW that it is
----  --------------------------------
Parent's present intent to provide after the Effective Time to continuing employees of NOW employee benefit programs that in the aggregate are generally not less favorable to such employees than those being provided to Parent's employees on the date of this Agreement. To the extent Parent's employee benefit programs provide medical or dental welfare benefits after the Closing Date, Parent shall use reasonable efforts to cause all pre-existing condition exclusions to be waived, and Parent shall provide that any expenses incurred on or before the Closing Date shall be taken into account under the Parent employee benefit programs for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions for such employees and their covered dependents.

9.2)  Director and Officer Indemnification.  Until the date of issuance of the
----  ------------------------------------
first independent audit report with respect to the financial statements of Parent after the Effective Time, Parent and the Surviving Corporation each agrees that for acts occurring prior to the Effective Time, all rights to indemnification and advancement of expenses existing in favor of the directors and officers of NOW under the provisions existing on the date hereof of the Articles of Incorporation, Bylaws and indemnification agreements of NOW shall survive the Effective Time, and Parent and the Surviving Corporation each agrees to indemnify and advance expenses to such directors and officers to the full extent required or permitted under the provisions existing on the date hereof of NOW's Articles of Incorporation and Bylaws and indemnification agreements. To the extent that any matter which is properly the subject of indemnification with respect to such continuing director and officer indemnification obligations results from a breach of a representation, warranty or covenant under this Agreement, Parent shall not be relieved of its requirements to honor such continuing indemnification obligations but shall itself be entitled to seek indemnification pursuant to the terms of this Agreement. If such a claim by Parent is indemnified under Section 9.5, no director or officer shall thereafter be entitled to seek indemnification under the articles of incorporation or by-laws of NOW or director and officer indemnity agreements for any amounts required to be paid pursuant to this Agreement.

9.3)  Expenses.  All costs and expenses incurred in connection with this
----  --------
Agreement and the transactions contemplated hereby (whether or not the Merger is consummated) shall be paid by the party incurring such expenses, except that if the Merger is not consummated Parent and NOW shall share equally the expenses incurred in connection with filings under the HSR Act.

9.4)  Survival of Representations and Warranties.  The representations and
----  ------------------------------------------
warranties in this Agreement and in any instrument delivered pursuant to this Agreement shall survive the Effective Time for a period of twelve months.

9.5)  Indemnification.
----  ---------------

     (a) Subject to the limitations set forth in Section 9.5(b) below, Parent and Subsidiary, jointly and severally, shall indemnify and hold NOW and the shareholders of NOW harmless at all times from and after the date of this Agreement against and in respect of all damages, losses, costs and expenses (including reasonable attorney fees but not including any loss resulting from a diminution in the value of Parent Common Stock received in the Merger) which NOW and/or the shareholders of NOW may suffer or incur in connection with the breach by Parent or Subsidiary of any of their respective representations, warranties or covenants in this Agreement.

     (b) NOW and the shareholders of NOW shall not assert any claim under
     Section 9.5(a) above unless and until such claims exceed an aggregate of $100,000 and any claim under Section 9.5(a) above must be asserted within twelve months from the Effective Time or be forever barred. Notwithstanding the foregoing or anything in this Agreement to the contrary, no claim seeking indemnification with respect to matters set forth in Section 9.5(a) may be brought after the date of issuance of the first independent audit report with respect to the financial statements of Parent after the Effective Time if such claim is of a type expected to be encountered in the course of an audit performed in accordance with generally accepted auditing standards.

     (c) Subject to the limitations set forth in Section 9.5(d) below, NOW and the shareholders of NOW shall indemnify and hold the Surviving Corporation, Parent and Subsidiary harmless at all times from and after the date of this Agreement, against and in respect of all losses, damages, costs and expenses (including reasonable attorney fees) which the Surviving Corporation, Parent and/or Subsidiary may suffer or incur in connection with the breach by NOW of any of its representations, warranties or covenants in this Agreement.

     (d) The Surviving Corporation, Parent and Subsidiary shall not assert any claim under Section 9.5(c) above unless and until such claims exceed an aggregate of $100,000; any claim under Section 9.5(c) above must be asserted within twelve months from the Effective Time or be forever barred; and any claim under Section 9.5(c) above must be made only against the Escrow Fund and only in accordance with the terms of the Escrow Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, no claim seeking indemnification with respect to matters set forth in Section 9.5(c) may be brought after the date of issuance of the first independent audit report with respect to the financial statements of Parent after the Effective Time if such claim is of a type expected to be encountered in the course of an audit performed in accordance with generally accepted auditing standards.

     (e) If a claim by a third party is made against any of the indemnified parties, and if any of the indemnified parties intends to seek indemnity with respect to such claim under this Section 9.5, such indemnified party shall promptly notify the indemnifying party of such claim. The indemnifying party shall have thirty (30) days after receipt of the above-mentioned notice to undertake, conduct and control, through counsel of such party's own choosing (subject to the consent of the indemnified party, such consent not to be unreasonably withheld) and at such party's expense, the settlement or defense of it, and the indemnified party shall cooperate with the indemnifying party in connection with such efforts; provided that: (i) the indemnifying party shall not by this Agreement permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party, (ii) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party, (iii) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of any loss resulting from such claim and all related expense incurred by the indemnified party pursuant to this Article, and (iv) the indemnifying party will not compromise or settle any claim without the prior consent of the indemnified party. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. If the indemnifying party does not notify the indemnified party within thirty (30) days after receipt of the indemnified party's notice of a claim of indemnity under this Section 9.5 that such party elects to undertake the defense of such claim, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of the indemnified party's exclusive discretion at the expense of the indemnifying party.

     (f) In the event that Parent and/or Subsidiary have a claim against NOW, that claim must be asserted against the Escrow Fund only and must be made in accordance with the provisions of the Escrow Agreement.

     (g) To the extent that Parent or Subsidiary make a claim against the Indemnification Escrow Shares pursuant to the Escrow Agreement, and such claim is paid in shares of Parent Common Stock, then for purposes of such payment, the shares of Parent Common Stock shall be valued at the Initial Price, if Section 3.2(a) is applicable, or the Closing Price, if any of Sections 3.2(b)-(e) is applicable.

9.6)  Notices.  All notices, requests, claims, demands and other communications
----  -------
to any party hereunder shall be in writing (including telecopy or similar writing) and shall be deemed given if delivered personally, by facsimile, by certified mail (postage prepaid, return receipt requested) or sent by overnight courier (in each case, providing proof of delivery) to the parties at the addresses and/or facsimile numbers set forth at the beginning of this Agreement (or such other address or facsimile number for a party as shall be specified in like notice).

9.7)  Entire Agreement.  This Agreement (including the Exhibits and Schedules
----  ----------------
hereto) and the other documents referenced herein contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, with respect thereto.

9.8)  Successors and Assigns.  The provisions of this Agreement shall be binding
----  ----------------------
upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

9.9)  Parties in Interest.  This Agreement shall be binding upon and inure
----  -------------------
solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) Section 3.3 above (which is intended to be for the benefit of the persons holding the stock options referred to therein); (b)
Section 9.1 above (which is intended to be for the benefit of the employees of NOW); and (c) Section 9.4 and Section 9.5(a) which are intended to be for the benefit of the shareholders of NOW.

9.10)  Enforcement.  The parties agree that irreparable damage would occur in
-----  -----------
the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement pursuant to Section 9.11 below, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11)  Governing Law; Jurisdiction.  This Agreement shall be governed and
-----  ---------------------------
construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law. Each party hereto: (1) agrees that any proceeding arising out of this Agreement and the Merger shall be brought in a state court or United States federal court located in the State of New York; (2) consents to the jurisdiction of each such court in any such proceeding; (3) waives any objection which such party may have to the laying of venue of any such proceeding in any of such courts; and (4) agrees that New York is the most convenient forum for litigation of any such proceeding.

9.12)  Counterparts; Effectiveness.  This Agreement may be signed in any number
-----  ---------------------------
of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

9.13)  Delivery by NOW.  NOW shall deliver or cause to be delivered to Parent at
-----  ---------------
Closing:

          (i) A complete and correct copy of its articles of incorporation, as amended to date, certified by the Secretary of State of the State of Minnesota and its by-laws, as amended to date, certified by the Secretary or an Assistant Secretary of NOW, and the original corporate stock ledgers, corporate seal and minute book(s) of NOW.

          (ii) Long form certificates of good standing or legal existence, as appropriate, as of a recent date issued by (i) the Secretary of State of the State of Minnesota to the effect that NOW is in good standing under the laws of such state, and (ii) the Secretary of State of each state in which NOW is authorized to transact business as a foreign corporation to the effect that NOW is duly qualified as a foreign corporation in such state.

          (iii) Such other certificates and representations as are reasonably requested by Ernst & Young LLP in order to render its opinions.

          (iv) With respect to each subsidiary of NOW, items (i) and (ii) above.

          (v) Such further instruments or documents as Parent or its counsel may reasonably request to assure the full and effective completion of the Merger and to assure the effective completion of the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                               NOW Technologies , Inc.

                               By  /s/ TERRY J. NAGEL
                                   ------------------
                                   Name:  Terry J. Nagel
                                   Title:  President and Chief Executive Officer

                               ATMI, Inc.

                               By /s/ EUGENE G. BANUCCI
                                  ---------------------
                                  Name:  Eugene G. Banucci
                                  Title:  President and Chief Executive Officer

                               Glide Acquisition, Inc.

                               By /s/ EUGENE G. BANUCCI
                                  ---------------------
                                  Name:  Eugene G. Banucci
                                  Title:  President and Chief Executive Officer

None of the following exhibits referenced in the Merger Agreement is contained in the attached copy:

     Exhibit 4.1                    Trade Names and Current Officers and
                                    Directors
     Exhibit 4.4                    Record Owners of Capital Stock and
                                    Options
     Exhibit 4.5                    Subsidiaries
     Exhibit 4.6 (a)                Undisclosed Liabilities
     Exhibit 4.7 (a)                Taxes
     Exhibit 4.7 (b)                Former Subsidiaries
     Exhibit 4.8                    Liens and Encumbrances
     Exhibit 4.9 (a)                Intellectual Property
     Exhibit 4.9 (c)                Nondisclosure Agreements
     Exhibit 4.9 (d)                Royalties
     Exhibit 4.9 (e)                Infringement
     Exhibit 4.10 (a)               Material Contracts
     Exhibit 4.10 (b)               Employment Contracts and Employees
     Exhibit 4.10 (c)               Breach of Contract
     Exhibit 4.11                   Contracts with Related Parties
     Exhibit 4.12                   Product Liability Claims
     Exhibit 4.13                   Insurance
     Exhibit 4.14                   Litigation
     Exhibit 4.16                   Environmental Matters
     Exhibit 4.17 (b)               Required Consents
     Exhibit 4.19 (a)               Employee Benefit Plans
     Exhibit 4.20 (a)               Indebtedness - Owed by NOW
     Exhibit 4.20 (b)               Indebtedness - Owed to NOW
     Exhibit 4.22                   Hart-Scott-Rodino
     Exhibit 4.23                   Customers and Suppliers
     Exhibit 4.25                   Powers of Attorney
     Exhibit 5.3                    Required Consents
     Exhibit 5.7                    Undisclosed Liabilities
     Exhibit 5.13                   Litigation
     Exhibit 6.2                    Interim Operations
     Exhibit 7.2 (e)                Form of Affiliate Agreement
     Exhibit 7.2 (f)                Form of Employment Agreement
     Exhibit 7.2 (h)                Form of Stock Power
     Exhibit 7.2 (i)                Form of Release
     Exhibit 9.5                    Form of Escrow Agreement

The registrant agrees to furnish supplementally a copy of any omitted exhibits to the Securities and Exchange Commission upon request.